Exhibit 10.1

PEAPACK-GLADSTONE FINANCIAL CORPORATION

2024 PHANTOM STOCK PLAN

ARTICLE 1 – GENERAL

Section 1.1 Purpose, Effective Date and Term. The purpose of this Peapack-Gladstone Financial Corporation 2024 Phantom Stock Plan (the “Plan”) is to promote the long-term financial success of Peapack-Gladstone Financial Corporation, a New Jersey bank holding company (the “Company”), by providing a means to attract, retain and reward individuals who contribute to the Company’s success and to further align their interests with those of the Company. The “Effective Date” of the Plan is February 22, 2024.

Section 1.2 Administration. The Plan shall be administered by the Compensation Committee of the Company’s Board in accordance with Section 5.1.

Section 1.3 Plan Year. The Plan Year shall be January 1 to December 31.

Section 1.4 Participation. Any person who is granted and holds an Award in accordance with the terms of the Plan shall be a “Participant” in the Plan. Awards under the Plan shall be limited to Eligible Employees and Directors of the Company or any other Subsidiary.

Section 1.5 Definitions. Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definitions contained in Article 9).

ARTICLE 2 - AWARDS

Section 2.1 General. Each Award under the Plan shall be subject to the terms and conditions of the Plan and such additional terms, conditions, limitations and restrictions as the Committee shall provide with respect to such Award and as evidenced in the Award Agreement. The only Awards that may be granted under the Plan are Phantom Stock Units and Phantom Stock Appreciation Units and any Award may be granted as a performance award.

Section 2.2 Settlement of Awards.

(a)
Phantom Stock Unit. A Phantom Stock Unit Award shall be settled within 75 days after the date on which the Award vests or as otherwise specified in this Plan or the Award Agreement, in accordance with such terms and conditions as may be established by the Committee. The settlement of a Phantom Stock Unit shall be in cash, subject to applicable tax withholding.
(b)
Phantom Stock Appreciation Unit. A Phantom Stock Appreciation Unit Award shall be settled within 75 days after the date on which the Award vests or as otherwise specified in this Plan or the Award Agreement, in accordance with such terms and conditions as may be established by the Committee. The settlement of a Phantom Stock Appreciation Unit shall be in cash, subject to applicable tax withholding.

Section 2.3 Vesting of Awards. The Committee shall specify the vesting schedule and/or market or performance conditions of each Award at the time of grant. The vesting period of an Award under the Plan shall be determined by the Committee, and unless otherwise specified by the Committee in an applicable Award Agreement, the vesting period will accelerate in the event of the Participant’s Retirement, death, Disability, or an involuntary termination without Cause (including resignation for Good Reason) following the occurrence of a Change in Control.

Section 2.4 Deferred Compensation. It is the Company’s intention that this Plan shall not be considered a deferred compensation plan within the meaning of Code Section 409A. Accordingly, the Awards are designed so that they shall not be considered “non-qualified deferred compensation” as defined under Code Section 409A (“Deferred Compensation”). Payments of Awards are made upon vesting and thus satisfy the “short-term deferral” exception under Code Section 409A. Nonetheless, the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or any Award Agreement, without the consent of the Participant, if necessary to avoid the

Awards being treated as Deferred Compensation. Any amendment by the Committee to the Plan or an Award Agreement pursuant to this Section 2.4 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any Award under the Plan constitutes acknowledgement and consent to such rights of the Committee, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of this Plan or pursuant to an Award Agreement shall not be applicable to an Award if such discretionary authority would contravene Code Section 409A.

Section 2.5 Effect of Separation from Service on Awards. The Committee shall establish the effect of a Separation from Service on the continuation of rights and benefits available under an Award or this Plan and, in so doing, may make distinctions based upon, among other things, the cause of Separation from Service. Unless the Committee shall specifically state otherwise at the time an Award is granted and evidences such intent in an Award Agreement, the following provisions shall apply to each Award granted under this Plan:

(a) Upon the Separation from Service for any reason other than Retirement, Disability, death, or termination without Cause (including a resignation for Good Reason) with two years following the occurrence of a Change in Control, any unvested Phantom Stock Units and/or Phantom Stock Appreciation Units shall be forfeited.

(b) Upon the Separation from Service for reason of Retirement, Disability or death, all Phantom Stock Unit Awards and/or Phantom Stock Appreciation Units subject to vesting conditions solely based on continued Service of the Participant shall become fully vested and payment of the cash value of the Phantom Stock Unit Award and/or Phantom Stock Appreciation Units shall be made no later than 75 days after the Participant’s Separation from Service. Any Awards that vest based on the achievement of performance targets shall vest, pro-rata, by multiplying (i) the number of Awards that would be obtained based on achievement at target (or if actual achievement of the performance measures is greater than the target level, at the actual achievement level) as of the date of Retirement, Disability or death, by (ii) a fraction, the numerator of which is the number of whole months the Participant was in Service during the performance period and the denominator of which is the number of months in the performance period.

(c) In the event of a termination for Cause, all Phantom Stock Unit Awards and Phantom Stock Appreciation Units granted to a Participant under the Plan shall immediately expire and be forfeited.

(d) The effect of a Change in Control on the vesting of Phantom Stock Unit Awards and Phantom Stock Appreciation Units is as set forth in Article 4 hereof.

Section 2.6 Valuation of Awards.

The cash value of a Phantom Stock Unit Award shall be an amount equal to the Fair Market Value on the Determination Date. The cash value of a Phantom Stock Appreciation Unit shall be an amount equal to the positive difference between the Fair Market Value on the Determination Date reduced by the Strike Price.

ARTICLE 3 – SHARES OF PHANTOM STOCK SUBJECT TO PLAN

Section 3.1 Phantom Stock Authorized.

The aggregate number of Phantom Stock Units and Phantom Stock Appreciation Units available for Awards granted under this Plan at any time shall be determined from time to time by the Committee.

Section 3.2 Permitted Adjustments for Certain Transactions.

In the event any recapitalization, reclassification, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, or exchange of shares of Company common stock (“Stock”) or other securities, stock dividend or other special and non-recurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or increase or decrease in the number of shares of Stock without consideration, or similar corporate transaction or event, affects the shares of Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan and/or under any Award granted under the Plan, then the

Committee shall, in an equitable manner, adjust the number of Phantom Stock Unit Awards and Phantom Stock Appreciation Units that may vest and be settled with respect to outstanding Awards. In addition, the Committee is authorized to adjust the terms and conditions of, and the criteria included in, Phantom Stock Unit Awards and/or Phantom Stock Appreciation Units (including, without limitation, cancellation of any such Awards in exchange for the in-the-money value, if any, of the vested portion thereof, or substitution or exchange of any such Awards for similar awards denominated in units of a successor or other entity) in recognition of unusual or non-recurring events (including, without limitation, acquisitions and dispositions of businesses or assets) affecting the Company or any parent or Subsidiary or the financial statements of the Company or any parent or Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

ARTICLE 4 - CHANGE IN CONTROL

Section 4.1 Consequence of a Change in Control. Except as otherwise provided in the Plan or as determined by the Committee and set forth in the terms of any Award Agreement:

(a) if within two years following the effective date of a Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control:

(i)
all time-based vesting restrictions on outstanding Awards shall lapse and the Awards will become fully vested and payable, and
(ii)
unless otherwise provided in the applicable Award Agreement, the payout level under all of the Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined as follows: with respect to the number of months employed during the applicable performance period associated with the unvested Awards (the “Employment Vesting Period”), the level of achievement of the Company during the Employment Vesting Period shall be based upon actual achievement of the performance goals with respect to the unvested Awards during such period and (b) with respect to the remaining months of the applicable performance period associated the unvested Awards, the level of achievement of the Company during the remaining vesting period shall be based on an assumed target level of achievement of the applicable performance goals with respect to the unvested Awards during such period. The Committee shall determine the extent to which the performance goals have been achieved and the level of achievement. The payout to the Participant shall be made as soon as reasonably practicable but in no event later than 60 days following the Participant’s date of termination.

(b) Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control:

(i)
all time-based vesting restrictions on outstanding Awards shall lapse and the Awards will become fully vested and payable, and
(ii)
unless otherwise provided in the Award Agreement, unless otherwise provided in the applicable Award Agreement, the payout level under all of the Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined as follows: (a) with respect to the number of months employed during the applicable performance period associated with the unvested Awards prior to the effective date of the Change in Control (the “Pre-Change in Control Vesting Period”), the level of achievement of the Company during the Pre-Change in Control Vesting Period shall be based upon actual achievement of the performance goals with respect to the unvested Awards during such period and (b) with respect to the remaining months of the applicable performance period associated the unvested Awards, the level of achievement of the Company during the remaining vesting period shall be based on an assumed target level of achievement of the applicable performance goals with respect to the unvested Awards during such period. The Committee shall determine the extent to which the performance goals have been achieved and the level of achievement. The payout to the

Participant shall be made as soon as reasonably practicable but in no event later than 60 days following the Change in Control.

Section 4.2 Definition of Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, a “Change in Control” shall mean an event of a nature that:

(a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) who is not now presently but becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the Company's outstanding securities except for any securities purchased by any tax-qualified employee benefit plan of the Company;

(b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or

(c) consummation of regulatory approval to implement a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction in which the Company is not the resulting entity or such plan, merger, consolidation, sale or similar transaction occurs; or

(d) a proxy statement soliciting proxies from shareholders of the Company shall be distributed by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations, and, following such distribution, the outstanding shares of the class of securities then subject to the plan or transaction are exchanged for or converted into cash or property or securities not issued by the Company;

provided, however, a Change in Control will not be deemed to have occurred unless the applicable transaction also qualifies as a “change in control event” as defined in Section 409A and the regulations promulgated thereunder.

ARTICLE V - ADMINISTRATION

Section 5.1 Administration. The Plan shall be administered by the Compensation Committee of the Board (the “Committee”).

Section 5.2 Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Company’s and its Subsidiaries’ Eligible Employees and Directors those persons who shall receive Awards, to determine the time or times of receipt, to determine the number of Phantom Stock Units or Phantom Stock Appreciation Units covered by the Awards, to establish the terms, conditions, performance criteria (if any), restrictions (including without limitation, provisions relating to non-competition, non-solicitation and confidentiality), and other provisions of such Awards (subject to the restrictions imposed by Article 6) to cancel or suspend Awards and to reduce, eliminate or accelerate any restrictions or vesting requirements applicable to an Award at any time after the grant of the Award, provided, however, that any such action shall be invalid if it violates the requirements of Code Section 409A.

(b) The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. The Committee shall have the power to determine whether and when Awards shall be forfeited in accordance with the requirements of the Company’s clawback policy.

(c) The Committee will have the authority to define terms not otherwise defined herein.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the certificate of incorporation and bylaws of the Company and applicable state corporate law.

Section 5.3 Delegation by Committee. Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards so granted. Any such allocation or delegation may be revoked by the Committee at any time.

Section 5.4 Information to be Furnished to Committee. As may be permitted by applicable law, the Company and its Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and its Subsidiaries as to a Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined by the Committee to be manifestly incorrect. Subject to applicable law, Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 5.5 Committee Action. The Committee shall hold such meetings, and may make such administrative rules and regulations with respect to the Plan, as it may deem proper. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by a member of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

ARTICLE 6 - AMENDMENT AND TERMINATION

Section 6.1 General. The Board may, as permitted by law, at any time, amend or terminate the Plan, and may amend any Award Agreement, provided that no amendment or termination (except as provided in Section 2.4,Section 3.2 and Section 6.2) may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely impair the rights of any Participant or beneficiary under any Award that was granted under the Plan prior to the date such amendment is adopted by the Board.

Section 6.2 Amendment to Conform to Law and Accounting Changes. Notwithstanding any provision in this Plan or any Award Agreement to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of (i) conforming the Plan or the Award Agreement to any law or regulation relating to plans of this or similar nature (including, but not limited to, Code Section 409A), or (ii) avoiding an accounting treatment resulting from an accounting pronouncement or interpretation thereof issued by the Securities Exchange Commission or Financial Accounting Standards Board subsequent to the adoption of the Plan or the making of the Award affected thereby, which in the sole discretion of the Committee, may materially and adversely affect the financial condition or results of operations of the Company. By accepting an Award under this Plan, each Participant agrees and consents to any amendment made pursuant to this Section 6.2 to any Award granted under this Plan without further consideration or action.

ARTICLE 7 – SOURCE OF BENEFITS

Section 7.1 Benefits Payable From General Assets. Amounts payable hereunder shall be paid exclusively from the general assets of the Company, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or asset of the Company or any Subsidiary from which payments may be made. The rights of each Participant hereunder shall be solely those of an unsecured creditor of the Company. The Company’s liability for payment of any benefits hereunder shall be evidenced only by this Plan and each Award Agreement entered into between the Company and a Participant.

Section 7.2 Investments to Facilitate Payment of Benefits. The Company shall not be obligated to invest in any specific asset or fund. However, in order to provide the means for the payment of any liabilities under this Plan, the Company may elect to do so and, in such event, no Participant shall have any interest whatever in such asset or fund.

Section 7.3 Trust. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company; provided, however, that the Company may establish a separate trust to accumulate funds to discharge its obligations hereunder. Any such trust does not cause the Plan to be considered to be funded for purposes of Title I of the Employment Income Security Act of 1974, as amended (“ERISA”). The Participant and his or her beneficiary shall have no right, title or interest in any such trust.

ARTICLE 8 - GENERAL TERMS

Section 8.1 No Implied Rights.

(a) No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Subsidiary or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to receive a future Award under this Plan.

(b) No Rights as a Shareholder. No Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company.

Section 8.2 Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined in the Code or Title I of ERISA.

Section 8.3 Designation of Beneficiaries. A Participant hereunder may file with the Company a written designation of a beneficiary or beneficiaries under this Plan and may from time to time revoke or amend any such beneficiary designation. Any designation of beneficiary under this Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

Section 8.4 Non-Exclusivity. The adoption of this Plan by the Board shall not be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of Phantom Stock Units or Phantom Stock Appreciation Units other than under the Plan.

Section 8.5 Award Agreement. Each Award granted under the Plan shall be evidenced by an Award Agreement. A copy of the Award Agreement, in any medium chosen by the Committee, shall be provided (or made available electronically) to the Participant, and the Committee may require that the Participant sign a copy of the Award Agreement.

Section 8.6 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

Section 8.7 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information that the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 8.8 Tax Withholding. Where a Participant is entitled to receive a cash payment upon the vesting of a Phantom Stock Unit or Phantom Stock Appreciation Unit Award, the Company shall have the right to withhold from such payment any amount of tax thatthe Company is required to withhold.

Section 8.9 Action by the Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the

Board (including a committee of the Board) who are duly authorized to act for the Board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the Company or such Subsidiary.

Section 8.10 Successors. All obligations of the Company under this Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, stock, and/or assets of the Company.

Section 8.11 Indemnification. To the fullest extent permitted by law and the Company’s certificate of incorporation, each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Section 5.3, or an Eligible Employee of the Company, shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct, bad faith or gross negligence or except as expressly provided by law. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 8.12 Restriction on Alienation of Benefits. No right or benefit under this Plan or an Award Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge; any attempt to alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit under this Plan or under any Award Agreement shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

Section 8.13 Governing Law. The Plan will be administered in accordance with the laws of the State of New Jersey.

Section 8.14 Validity. If any provision of this Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision has never been included herein.

Section 8.15 Notice. Unless otherwise provided in an Award Agreement, all written notices and all other written communications to the Company provided for in the Plan or in any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the Company at its principal executive office. Such notices, demands, claims and other communications shall be deemed given:

(a) in the case of delivery, by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b) in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or

(c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received, provided they are actually received. In the event a communication is not received, it shall only be deemed received upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service provider. Communications that are to be delivered by the U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s Chief Executive Officer and to the Corporate Secretary.

Section 8.16 Dispute Resolution/Arbitration. The parties shall attempt in good faith to resolve any claim, controversy, or dispute of whatever nature arising between the parties (a “Dispute”), including, but not limited to, those arising out of or relating to this Plan, any Award Agreement, or any other related documents, whether arising out of contract, tort, statute, or otherwise, promptly by negotiations between the parties. If the Dispute cannot be settled through direct negotiations, the parties shall participate in mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration. Thereafter, any unresolved Dispute shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The arbitration proceedings shall be conducted before a neutral arbitrator who is a member of the Bar of the State of New Jersey, has been actively engaged in the practice of law for at least fifteen (15) years and has substantial experience in connection with business transactions and interpretation of contracts. Upon the request of either party, the arbitrator’s award shall include findings of fact and conclusions of law. Either party may seek review of the arbitrator’s award before an arbitration review panel, comprised of three (3) arbitrators qualified in the same manner as the initial arbitrator (as set forth above). Review by the arbitration review panel must be requested in writing within ten (10) days of the initial arbitrator’s award of such review. The arbitration review panel shall be entitled to review all findings of fact and conclusions of law and conduct the review process in such manner as deemed appropriate by the arbitration review panel. The arbitration review panel shall have authority to modify the award under review in its discretion. Unless otherwise deemed appropriate by the arbitrator(s), the prevailing party shall be entitled to an award of all reasonable out-of-pocket costs and expenses (including attorneys’ and arbitrators’ fee) related to the arbitration proceeding. The decision of the arbitrator(s), after exhausting the review provided above, shall be deemed the “arbitration award” and may be enrolled as a final judgment as otherwise provided by law.

ARTICLE 9 - DEFINED TERMS;CONSTRUCTION

Section 9.1 In addition to the other definitions contained herein, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:

(a)
“Award”means an Award of Phantom Stock Units or Phantom Stock Appreciation Units under the Plan.
(b)
“Award Agreement” means the document (in whatever medium prescribed by the Committee) that evidences the terms and conditions of an Award. Such document is referred to as an agreement regardless of whether Participant signature is required.
(c)
“Board” means the Board of Directors of the Company.
(d)
If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of termination for “cause,” then, for purposes of this Plan, the term “Cause” shall have meaning set forth in such agreement. In the absence of such a definition, “Cause” means the Participant’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease‑and‑desist order.
(e)
“Change in Control” has the meaning ascribed to it in Section 4.2.
(f)
“Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder, as modified from time to time.
(g)
“Committee” means the Committee acting under Article 5.
(h)
“Deferred Compensation” has the meaning ascribed to it in Section 2.4.
(i)
“Determination Date” means the last day of the month occurring immediately preceding the date on which an Award vests.
(j)
“Director” means a member of the Board or a member of the board of directors of a Subsidiary.

(k)
If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of “Disability” or “Disabled,” then, for purposes of this Plan, the terms “Disability” or “Disabled” shall have meaning set forth in such agreement. In the absence of such a definition, “Disability” or “Disabled” means that a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s Eligible Employees.
(l)
“Eligible Employee” means any employee of the Company or any Subsidiary who the Committee believes has made a key contribution to the organization. Directors who are also employees of the Company or a Subsidiary shall be considered Eligible Employees under the Plan.
(m)
“Fair Market Value” means the fair market value of a share of Company common stock as determined by the Committee in its sole discretion using a method that complies with Section 409A of the Code; provided, however, that (A) if the shares of Company common stock are listed on NASDAQ, the New York Stock Exchange or other national securities exchange, Fair Market Value on any date shall be the last sale price reported for the shares of Company common stock on such exchange on such date or on the last date preceding such date on which a sale was reported, or (B) if Company common stock is not listed on an Exchange, “Fair Market Value” shall mean a price determined by the Committee in good faith on the basis of objective criteria consistent with the requirements of Code Section 422 and applicable provisions of Code Section 409A.
(n)
“Good Reason” means, with respect to an Eligible Employee, any of the following:

(i) a material reduction in the Eligible Employee’s base salary or base compensation;

(ii) a material diminution in the Eligible Employee’s authority, duties or responsibilities without the written consent of Participant;

(iii) a change in the geographic location at which the Eligible Employee must perform his or her duties that is more than twenty-five (25) miles from the location of Participant’s principal workplace on the date of this Agreement; or

(iv) in the event an Eligible Employee is a party to an employment or change in control agreement that provides a definition for “Good Reason” or a substantially similar term, then the occurrence of any event set forth in such definition;

provided that for a termination to be deemed for Good Reason, the Eligible Employee must give, within the ninety (90) day period commencing on the initial existence of the condition(s) constituting Good Reason, written notice of the intention to terminate for Good Reason, and, upon receipt of such notice, the Company shall have a thirty (30) day period within which to cure such condition(s); and provided further that the Company may waive such right to notice and opportunity to cure. In no event may facts or circumstances constituting “Good Reason” arise after the occurrence of facts or circumstances that the Company relies upon, in whole or in material part, in terminating the Eligible Employee for Cause.

(o)
“Grant Date”means the date that an Award is granted to a Participant by the Committee.
(p)
“Participant”means any individual who has received, and currently holds, an outstanding Award under the Plan.
(q)
“Phantom Stock Unit” means the right to receive a cash payment within 75 days following the date a Phantom Stock Unit becomes vested in an amount equal to the Fair Market Value on the Determination Date.
(r)
“Phantom Stock Appreciation Unit” means the right to receive a cash payment within 75 days following the date a Phantom Stock Appreciation Unit becomes vested equal to the positive difference between the Strike Price on the Grant Date and the Fair Market Value on the Determination Date.

(s)
“Retirement” means the retirement from active employment of an employee or officer, but only if such person meets all of the following requirements: (i) the Participant has a minimum combined total of years of Service to the Company or any Subsidiary (excluding Service to any acquired company) and age equal to eighty (80), (ii) the Participant is age sixty-two (62) or older, and (iii) the Participant provides six (6) months prior written notice to the Company of the retirement. For Directors, the term "Retirement" shall mean the date on which the Director ceases to be a member of the Board after both attaining age sixty (60) and completing at least ten (10) years of Service on the Board. A non-employee Director will be deemed to have terminated due to Retirement under the provisions of this Plan only if the non-employee Director has terminated Service on the Board(s) of Directors of the Company and the Bank in accordance with applicable Company policy, following the provision of written notice to such Board(s) of Directors of the non-employee Director’s intention to retire. A non-employee Director who continues in Service as a director emeritus or advisory director shall be deemed to be in Service of the Employer for purposes of vesting of Awards.
(t)
“Service” means the uninterrupted provision of services as an employee or Director of the Company or a Subsidiary, as the case may be, and includes service as a director emeritus or advisory director. Service will not be deemed interrupted in the case of (i) any approved leave of absence for military service or sickness, or for any other purpose approved by the Company or a Subsidiary, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, (ii) transfers among the Company, any Subsidiary, or any successor entities, in any capacity of employee, Director, or (iii) any change in status as long as the individual remains in the service of the Company or a Subsidiary in any capacity of employee, Director (except as otherwise provided in the Award Agreement).
(u)
“Service Provider” means any natural person (other than an Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Subsidiary to render consulting or advisory services to the Company or the Subsidiary and the services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Stock.
(v)
“Separation from Service” means the first day occurring on or after a Grant Date on which the Participant ceases to be an employee or Director (including a director emeritus or advisory director) of the Company or any Subsidiary, regardless of the reason for such cessation, subject to the following:

(i) The Participant’s cessation of Service as an Employee shall not be deemed to occur by reason of the transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries.

(ii) The Participant’s cessation as an employee shall not be deemed to occur by reason of the Participant’s being on a bona fide leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s Services, provided the leave of absence does not exceed six (6) months, or if longer, so long as the employee retains a right to re-employment with the Company or Subsidiary under an applicable statute or by contract. For these purposes, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the employee will return to perform Services for the Company or Subsidiary. If the period of leave exceeds six (6) months and the employee does not retain a right to re-employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the six-month period. For purposes of this sub-section, to the extent applicable, an employee’s leave of absence shall be interpreted by the Committee in a manner consistent with Treasury Regulation Section 1.409A-1(h)(1).

(iii) If, as a result of a sale or other transaction, the Subsidiary for whom Participant is employed (or to whom the Participant is providing Services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an employee of the Company or an entity that is then a Subsidiary, then the occurrence of the transaction shall be treated as the Participant’s Separation from Service caused by the Participant being discharged by the entity by which the Participant is employed or to which the Participant is providing Services.

(iv) Except to the extent Code Section 409A may be applicable to an Award, and subject to the foregoing paragraphs of this sub-section, the Committee shall have discretion to determine if a Separation from Service has occurred and the date on which it occurred. If any Award under the Plan constitutes Deferred Compensation, the term Separation from Service shall be interpreted by the Committee in a manner consistent with the definition of “Separation from Service” as defined under Code Section 409A and under Treasury Regulation Section 1.409A-1(h)(ii). For purposes of this Plan, a “Separation from Service” shall have occurred if the employer and Participant reasonably anticipate that no further Services will be performed by the Participant after the date of the Separation from Service (whether as an employee) or the level of further Services performed will be less than 50% of the average level of bona fide Services in the thirty-six (36) months immediately preceding the Separation from Service. If a Participant is a “Specified Employee,” as defined in Code Section 409A and any payment to be made hereunder shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, the payment or a portion of the payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Participant’s Separation from Service.

(v) With respect to a Participant who is a Director, cessation as a Director will not be deemed to have occurred if the Participant continues as a director emeritus or advisory director. With respect to a Participant who is both an employee and a Director, termination of employment as an employee shall not constitute a Separation from Service for purposes of the Plan so long as the Participant continues to provide Service as a Director or director emeritus or advisory director.

(w)
“Strike Price” means the price established with respect to a Phantom Stock Appreciation Unit on the Grant Date; provided, however, the Strike Price shall not be less than the Fair Market Value on the Grant Date.
(x)
“Subsidiary” means any corporation, affiliate, bank or other entity that would be a subsidiary corporation with respect to the Company as defined in Code Section 424(f) and shall also mean any partnership or joint venture in which the Company and/or other Subsidiary owns more than fifty percent (50%) of the capital or profits interests.

Section 9.2 In this Plan, unless otherwise stated or the context otherwise requires, the following uses apply:

(a) actions permitted under this Plan may be taken at any time and from time to time in the actor’s reasonable discretion;

(b) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;

(c) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”;

(d) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

(e) indications of time of day mean Eastern Time;

(f) “including” means “including, but not limited to”;

(g) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Plan unless otherwise specified;

(h) all words used in this Plan will be construed to be of such gender or number as the circumstances and context require;

(i) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Plan have been inserted solely for convenience of reference and shall not be considered a part of this Plan nor shall any of them affect the meaning or interpretation of this Plan or any of its provisions;

(j) any reference to a document or set of documents in this Plan, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(k) all accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America.

[Signature Page Follows]

IN WITNESS WHEREOF, a designated officer of Peapack-Gladstone Financial Corporation has executed this Plan as of 22nd day of February, 2024.

ATTEST: PEAPACK-GLADSTONE FINANCIAL CORPORATION

By:

Kenneth Geiger Frank A. Cavallaro

Senior Vice President-Managing Principal Senior Executive Vice President

General Counsel & Corporate Secretary Chief Financial Officer